Exhibit 3.29

CERTIFICATE OF FORMATION

OF

EPE, LLC

1. The name of the limited liability company is EPE, LLC.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 16th day of April, 2010.

/s/ Sally A. Ward
Sally A. Ward
Authorized Person